EXHIBIT 8.1

Significant Subsidiaries and Associated Companies

The following is a list of all of American Israeli Paper Mills Ltd.‘s significant subsidiaries and associated companies, including the name, country of incorporation or residence, proportion of ownership interest and, if different, proportion of voting power held.

Name of the Company	Country of Incorporation or Residence	Percentage of Ownership Interest	Percentage of Voting Power (if different from ownership)

Subsidiaries
Amnir Recycling Industries Ltd.	Israel	100.00%	*

Graffiti Office Supplies & Paper Marketing Ltd.	Israel	100.00%	*

Attar Marketing Office Supplies Ltd.	Israel	100.00%	*

American Israeli Paper Mills Paper Industry (1995) Ltd.	Israel	100.00%	*

Associated Companies
Hogla-Kimberly Ltd.	Israel	49.90%	*

Kimberly -Clark Tuketim Mallari Sanayi Ve Ticaret A.S.
("KCTR") (held through H-K)	Turkey	49.90%	*

Mondi Paper Hadera Ltd.	Israel	49.90%	*

Barthelemi Holdings Ltd.**	Israel	35.98%	*

T.M.M. Integrated Recycling Industries Ltd.(direct and indirect)**	Israel	43.08%	*

Carmel Containers Systems Ltd.	Israel	36.21%	*

Frenkel- CD Ltd.(direct and indirect through Carmel)	Israel	37.93%	35.11%

Cycle-Tec Recycling Technology Ltd.	Israel	30.18%	*

* Not applicable.

** As of February 2007, the Company no longer has any holding in these entities.